UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

 Preliminary information statement

 Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☑ Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No Fee required.
	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)	Title of each class of securities to which transaction applies: _____
(2)	Aggregate number of securities to which transaction applies: _____
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________________________
(4)	Proposed maximum aggregate value of transaction: _______________
(5)	Total fee paid: _____________________________________________

 Fee paid previously with preliminary materials.

 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: ___________________________________________

(2) Form, schedule or registration statement no.: ___________________________________________

(3) Filing party: ___________________________________________

(4) Date filed: ___________________________________________

THE SARATOGA

ADVANTAGE TRUST

November 28, 2016

Dear Shareholders:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. The document relates to the appointment of a new investment adviser to the James Alpha Multi Strategy Alternative Income Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, James Alpha Advisors, LLC (the investment manager to the Portfolio) has selected, and the Board of Trustees of The Saratoga Advantage Trust (the “Board”) has approved, Ranger Global Real Estate Advisors, LLC (“Ranger” or the “Sub-Adviser”) as a new Sub-Adviser to the Portfolio to manage the real estate strategy of the Portfolio, and the Board has approved a sub-advisory agreement with Ranger.

Sincerely,

Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees

THE ENCLOSED DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.                   BACKGROUND

The Board of Trustees of The Saratoga Advantage Trust (the “Trust”) has selected Ranger Global Real Estate Advisors, LLC (“Ranger”) as a new sub-adviser to the James Alpha Multi Strategy Alternative Income Portfolio (the “Portfolio”) pursuant to an investment sub-advisory agreement between Ranger and James Alpha Advisors, LLC (“James Alpha” or the “Manager”) (the “Agreement”).

Ranger, a registered investment adviser, had approximately $433 million in assets under management as of October 31, 2016. Ranger is located at 415 Madison Avenue, 14th Fl., New York, New York 10017.

Under an Order the Trust and James Alpha have received from the Securities and Exchange Commission, James Alpha is permitted, subject to the approval of the Board of Trustees of the Trust (the “Board”), to select sub-advisers to manage all or a portion of the assets of the Portfolio and enter into sub-advisory agreements with sub-advisers without obtaining shareholder approval. Under the conditions of the Order, the Trust must provide notice to shareholders within 90 days of hiring a new sub-adviser. This Information Statement is being supplied to shareholders to fulfill the notice condition, and a notice regarding the website availability of this Information Statement will be mailed on or about November 28, 2016 to the Fund’s shareholders of record as of November 14, 2016 (the “Record Date”).

As of the Record Date, there were issued and outstanding 13,172.256, 37,193.364, and 1,631,399.168 shares of the Portfolio’s A, C and I classes, respectively.

II.	INFORMATION CONCERNING THE NEW INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN THE MANAGER AND RANGER WITH RESPECT TO THE PORTFOLIO.

On July 28, 2016, the Board met in person and considered the selection of a new sub-adviser for the Portfolio and the adoption of a new investment sub-advisory agreement. At their meeting, the Trustees, including all of the Trustees who are not “interested persons” as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), appointed Ranger to serve as a sub-adviser to the Portfolio, effective November 4, 2016.

Pursuant to the Agreement, Ranger, at its own expense, furnishes necessary investment and management facilities for conducting its portion of the investment activities of the Portfolio, and pays the salaries of its personnel. In addition, under the Agreement: (a) the Manager shall indemnify and hold harmless Ranger, its officers and directors and each person, if any, who controls Ranger within the meaning of Section 15 of the Securities Act of 1933 (any and all such persons shall be referred to as the “Indemnified Party”), against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which the Agreement relates, except for liability by reason of misfeasance, bad faith or negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the Agreement; (b) the Manager shall not be liable with respect to any claim made against any particular Indemnified Party unless such

Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Ranger or such controlling persons; (c) Ranger shall indemnify and hold harmless the Manager and the Trust and each of their directors and officers and each person, if any, who controls the Manager and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the Agreement relates, but only with respect to Ranger’s misfeasance, bad faith or negligence in the performance of its duties under the Agreement; and (d) Ranger shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified Ranger in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Manager or such controlling persons.

Investment Advisory Fee Rates

As compensation for its services performed and costs assumed under the Agreement, Ranger will receive from the Manager a portion of the management fee payable by the Portfolio to the Manager based on the portion of the Portfolio’s assets for which Ranger acts as sub-adviser. The Manager’s management fee is calculated at an annual rate of 2.00% of daily net assets of the Portfolio. This rate will not increase under the Agreement.

Investment Advisory Fees Paid

As Ranger only recently began managing a portion of the Portfolio, Ranger received no advisory fees from the Manager during the Trust’s fiscal year ended August 31, 2016.

III. BOARD CONSIDERATION

At the meeting held on July 28, 2016, the Board approved the Agreement. In evaluating Ranger, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by Ranger, including information regarding its personnel, operations and investment performance. A representative from James Alpha made a presentation to the Board on behalf of Ranger and the Portfolio, and responded to questions from the Trustees. The Board also reviewed and discussed the terms of the Agreement. In particular, the Board noted that Andrew J. Duffy, CFA, who has been the primary portfolio manager of the Portfolio’s real estate strategies since its inception, was expected to leave his position at Ascent Investment Advisors, LLC (“Ascent”) and join Ranger upon the completion of a transaction between James Alpha and Ascent in which Ascent will become a wholly owned subsidiary of James Alpha (the “Transaction”). As Ranger was a newly-formed investment adviser, the Board noted that it did not have any investment performance history as an entity, but reviewed the performance achieved by Mr. Duffy during his time at Ascent. Mr. Duffy subsequently left Ascent and joined Ranger, as expected, upon the completion of the Transaction on November 4, 2016.

The Board considered, with its legal counsel: (i) the nature, quality and extent of the services to be provided by Ranger; (ii) the proposed sub-advisory fee in light of the nature of the real estate strategy; (iii) reasonableness of the fee split between the Manager and Ranger; and (iv) the fact that engaging Ranger as a sub-adviser would permit the Portfolio to continue to access the services of Mr. Duffy as primary portfolio manager for the real estate strategy. The Board also discussed the terms and conditions of the Agreement. Based upon its review of the above factors and all other factors they deemed relevant, the Board concluded that the proposed sub-advisory fee rate was reasonable and determined that the approval of the proposed Agreement with Ranger was in the best interests of the Portfolio and its shareholders.

2

IV. DURATION AND TERMINATION OF NEW AGREEMENT

The Agreement will have an initial term of two years, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Independent Trustees and a majority of the Board as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio. The Agreement will automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

V. GENERAL INFORMATION CONCERNING RANGER

Andrew J. Duffy, CFA, Franklin S. Tuck and TTM Investments each own over 25% of Ranger. TTM Investments is wholly owned by Randolph S. Lewis. Messrs. Duffy and Tuck are located at 415 Madison Avenue, 14th Fl., New York, New York 10017. TTM Investments is located at 3 Big Cone Spruce, Littleton, CO 80127.

The names, titles and principal occupations of the executive officers and directors of Ranger are set forth in the following table:

Name	Title(s) & Principal Occupation with Ranger	Title(s) & Principal Occupation with the Trust
Andrew J. Duffy, CFA	President and Chief Investment Officer	N/A
Franklin S. Tuck	Chief Executive Officer and Chief Marketing Officer	N/A
Randolph S. Lewis	Chief Operating Officer and Chief Compliance Officer	N/A

The business address of Ranger and Mr. Duffy is 415 Madison Avenue, 14th Fl., New York, New York 10017. The business address for Mr. Tuck is 143 Rowayton Avenue, Rowayton, Connecticut 06853. The business address for Mr. Lewis is 1515 Wynkoop, Suite 360, Denver, Colorado 80202.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for its most current fiscal year ended August 31, 2016 to a shareholder upon request. To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1616 N. Litchfield Rd., Suite 165, Goodyear, Arizona 85395, Attention: Bruce E. Ventimiglia).

The Manager is located at 515 Madison Avenue, 24th Fl., New York, New York 10022.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

3

JAMES ALPHA MULTI STRATEGY ALTERNATIVE INCOME PORTFOLIO

a series of

THE SARATOGA ADVANTAGE TRUST

1616 N. Litchfield Rd., Suite 165

Goodyear, Arizona 85395

1-800-807-FUND

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This communication presents only an overview of the Information Statement that is available to you on the internet relating to the James Alpha Multi Strategy Alternative Income Portfolio (the “Portfolio”), a series of The Saratoga Advantage Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

The Information Statement relates to the recent addition of a new sub-adviser to the Portfolio. Specifically, at a meeting held on July 28, 2016, the Board of Trustees of the Trust, including all of the Trustees who are not “interested persons” as that term is defined in the Investment Company Act of 1940, as amended, considered and approved the appointment of Ranger Global Real Estate Advisors, LLC (“Ranger”) as a sub-adviser to the Portfolio to manage the Portfolio’s real estate strategy effective as of November 4, 2016. Ranger is owned and managed by, among others, Andrew J. Duffy, who was formerly a portfolio manager for Ascent Investment Advisors, LLC (“Ascent”), which used to act as a sub-adviser to the Portfolio. Ranger has replaced Ascent in managing the Portfolio’s real estate strategy.

The Trust and the Portfolio’s Manager, James Alpha Advisors, LLC, have received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission that allows certain sub-adviser changes to be made without shareholder approval. The Order instead requires that an information statement be sent to shareholders of the Portfolio. In lieu of physical delivery of the Information Statement, the Portfolio will make the Information Statement available to you on the Trust’s website.

This Notice of Internet Availability of the Information Statement is being mailed on or about November 28, 2016 to shareholders of record of the Portfolio as of November 14, 2016. The Information Statement will be available on the Trust’s website at www.Saratogacap.com/multistratinfostatement until March 1, 2017. A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting the Trust at 1-800-807-FUND.

If you want to receive a paper or e-mail copy of the Information Statement, you must request one. A copy of the Information Statement may be obtained upon request and without charge.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.